                                            Filing Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-48536

                PROSPECTUS SUPPLEMENT NO. 20 DATED APRIL 4, 2002
                      TO PROSPECTUS DATED JANUARY 22, 2001

                       TERAYON COMMUNICATION SYSTEMS, INC.

                                  $500,000,000

      of 5% Convertible Subordinated Notes Due 2007 and 5,951,673 Shares of
               Common Stock Issuable upon Conversion of the Notes

Please read this prospectus supplement in conjunction with the prospectus dated January 22, 2001 (the "Prospectus"). The table on pages 21 through 24 of the Prospectus setting forth information concerning the selling holders, prospectus supplement no. 1 dated February 9, 2001, prospectus supplement no. 2 dated February 16, 2001, prospectus supplement no. 3 dated February 20, 2001, prospectus supplement no. 4 dated February 23, 2001, prospectus supplement no. 5 dated March 2, 2001, prospectus supplement no. 6 dated March 9, 2001, prospectus supplement no. 7 dated March 16, 2001, prospectus supplement no. 8 dated March 23, 2001, prospectus supplement no. 9 dated April 27, 2001, prospectus supplement no. 10 dated May 4, 2001, prospectus supplement no. 11 dated May 11, 2001, prospectus supplement no. 12 dated May 25, 2001, prospectus supplement no. 13 dated June 4, 2001, prospectus supplement no. 14 dated July 13, 2001, prospectus no. 15 dated July 27, 2001, prospectus no. 16 dated August 22, 2001, prospectus no. 17 dated November 16, 2001, prospectus no. 18 dated February 7, 2002 and prospectus no. 19 dated February 20, 2002 are superseded by the following table:

                                 SELLING HOLDERS

We originally issued the Notes and the Notes were sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible. We agree to use reasonable efforts to keep the registration statement effective until July 26, 2002. Our registration of the Notes and the shares of common stock into which the Notes are convertible does not necessarily mean that the selling holders will sell any or all of the Notes or the shares of the common stock into which the Notes are convertible.

The following table sets forth information, as of April 4, 2002, with respect to the selling holders and the principal amounts of Notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Notes or common stock into which the Notes are convertible. Because the selling holders may offer all or some portion of the Notes or the common stock, no estimate can be given as to the amount of the Notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.


                                            Principal
                                         Amount of Notes    Common Stock
                                          Beneficially      Issuable upon
                                              Owned          Conversion         Common
       Selling Holder                      and Offered     of the Notes(1)   Stock Offered
       --------------                      ------------    ---------------   ------------
Arbitex Master Fund, L.P.                   1,200,000           14,284         14,284

Black Diamond Offshore, Ltd.                  665,000            7,915          7,915

CALAMOS(R) High Yield Fund - CALAMOS(R)
Investment Trust Investment Trust             245,000            2,916          2,916


                                                Principal
                                             Amount of Notes     Common Stock
                                              Beneficially       Issuable upon
                                                  Owned            Conversion        Common
       Selling Holder                         and Offered       of the Notes(1)   Stock Offered
       --------------                         ------------      ---------------   ------------

Credit Suisse First Boston                       1,000,000           11,903           11,903

CRT Capital Group, LLC                           9,332,000          111,082          111,082

Deutsche Bank Securities, Inc.                     200,000            2,380            2,380

Double Black Diamond Offshore, LDC               2,708,000           32,234           32,234

ECT Investments, Inc.                            1,000,000           11,903           11,903

Faria Fund, Ltd.                                   100,000            1,190            1,190

Greenlight Capital, L.P.                         1,055,000           12,558           12,558

Greenlight Capital Offshore, Ltd.                2,413,000           28,722           28,722

Greenlight Capital Qualified, L.P.               2,532,000           30,139           30,139

Ilanot Batucha Investment House, Ltd.              300,000            3,571            3,571

Israel Brokerage & Investments IBI, Ltd.           100,000            1,190            1,190

Jefferies & Co.                                    875,000           10,415           10,415

JMG Capital Partners, L.P.                         500,000            5,951            5,951

JMG Triton Offshore Fund, Ltd.                     500,000            5,951            5,951

JRS, Ltd.                                        1,000,000           11,903           11,903

Julius Baer Securities, Inc.                       250,000            2,975            2,975

KBC Financial Products USA, Inc.                   900,000           10,713           10,713

Lehman Brothers, Inc.                            1,200,000           14,284           14,284

LibertyView Funds, LLC                             100,000            1,190            1,190

LibertyView Funds, L.P.                            400,000            4,761            4,761

Lonestar Partners, L.P.                          2,500,000           29,758           29,758

Lumber Industries, Inc.                            750,000            8,927            8,927

Lydian Overseas Partners Master Fund            15,000,000          178,550          178,550

McMahan Securities Co., L.P.                     1,000,000           11,903           11,903

Merrill, Lynch, Pierce, Fenner and Smith,
Inc.                                                16,000              190              190



                                                Principal
                                             Amount of Notes     Common Stock
                                              Beneficially       Issuable upon
                                                  Owned            Conversion        Common
       Selling Holder                         and Offered       of the Notes(1)   Stock Offered
       --------------                         ------------      ---------------   ------------

Miller Tabak Roberts Securities                   50,000               595               595

Morgan Stanley & Co.                           2,500,000            29,758            29,758

Pacific Life Insurance Company                 1,000,000            11,903            11,903

Ramus Capital Group Holdings, Ltd.               200,000             2,380             2,380

Research Capital Corporation                     750,000             8,927             8,927

Spear, Leads & Kellogg Capital Markets         2,400,000            28,568            28,568

Standard Mortgage Holding Corp.                  500,000             5,951             5,951

The Class IC Company, Ltd.                     1,500,000            17,855            17,855

United Mizrahi Bank, Ltd.                         50,000               595               595

Valentis Investors, LLC                        2,000,000            23,806            23,806

Ventana Partners, L.P.                         1,000,000            11,903            11,903

DLG Securities Corp.                             100,000             1,190             1,190

Investec Clali (Israel) Ltd.                     300,000             3,571             3,571

Investec Ernst & Co.                           1,000,000            11,903            11,903

Investec Bank Israel (Ltd.)                    1,000,000            11,903            11,903

Any other holders of Notes or future
holders (2)                                  111,950,000         1,332,579         1,332,579

TOTAL                                        500,000,000         5,951,673         5,951,673


(1) Assumes a conversion rate of 11.9033 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2) Assumes that any other holders of Notes or any future transferees from any holder do not or will not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion rate of 11.9033 shares of common stock per $1,000 principal amount of Notes. The principal amount of Notes held by other holders or future holders includes $325,859,000 principal amount of Notes repurchased by the Company as of February 22, 2002, which is convertible into 3,878,812 shares of common stock.

None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years with the exception of Deutsche Bank Securities, Inc. and Lehman Brothers, Inc. In the past three years, Deutsche Bank, Inc. and Lehman Brothers, Inc. have acted as underwriters of the Company's initial public offering and follow-on public offering and as initial purchasers in the offering of the Notes. The selling holders purchased all of the Notes in a private transaction. All of the Notes and the shares of common stock into which the Notes are convertible are "restricted securities" under the Securities Act.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 4, 2002.